Exhibit 1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT made as of the 9th day of December, 2009 (the "Effective Date"), between the seller, whose name and signature are affixed to the bottom of this Agreement (“Seller”) and the buyer, whose name and signature are affixed to the bottom of this Agreement (“Buyer”).

WHEREAS Seller is the owner of 35,000,000 shares (the “Shares”) of the common stock of York Resources, Inc. (the “Company”);

AND WHEREAS pursuant to the terms and conditions of this Agreement, Seller desires to sell, and Buyer desires to purchase, all of Seller’s rights, title, and interest in and to the Shares.

NOW, THEREFORE, in consideration of the mutual covenants of the parties, the parties agree and represent as follows:

1.

Subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall accept and purchase, the Shares and any and all rights in the Shares to which Seller is entitled, and by doing so Seller shall be deemed to have assigned all of his right, title and interest in and to the Shares to Buyer.

2.

Seller is the sole record and beneficial owner of the Shares, has good and marketable title to the Shares, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and has full legal right and power to sell, transfer and deliver the Shares to Buyer in accordance with this Agreement. “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.  Upon the execution and delivery of this Agreement, Buyer will receive good and marketable title to the Shares, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations.  There are no stockholders’ agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Shares.

3.

Upon closing (the “Closing”), Seller will deliver to Buyer executed copies of this Agreement and stock power(s) of attorney declaring that Buyer has beneficial right to the Shares and has full right to the transfer, ownership and assignment of the Shares and Buyer will deliver to Seller, in consideration for the sale of the Shares, a solicitor’s trust check in the amount of $16,500 USD.

4.

Time will be of the essence of this Agreement and of the transactions contemplated by it.

5.

The parties shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing, reasonably require of the other in order that the full intent and meaning of this Agreement is carried out.

6.

The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations, and agreements whether verbal or written between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

/s/ Kelvin B. Campbell

/s/ Ravi K. Daswani

Signature of Seller

Signature of Authorized Signatory of Buyer

KELVIN B. CAMPBELL

SUGARBERRY ASSETS LTD.

(Printed) Name of Seller

(Printed) Name of Buyer